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Exhibit 3.25

LIMITED LIABILITY COMPANY AGREEMENT
OF
HUNTSMAN INTERNATIONAL FUELS LLC
(A TEXAS LIMITED LIABILITY COMPANY)

        THIS LIMITED LIABILITY COMPANY AGREEMENT, dated as of September 2, 2009 (this "Agreement"), of Huntsman International Fuels LLC, a Texas limited liability company (the "Company"), is made and entered into by Huntsman International LLC, a Delaware limited liability company and the Company's sole member (the "Sole Member").

RECITALS

        WHEREAS, Eurofuels LLC, a Delaware limited liability company, and Eurostar Industries LLC, a Delaware limited liability company (together, the "Former Members"), converted Huntsman International Fuels, L.P., a Texas limited partnership, to a Texas limited liability company (the "Conversion") pursuant to the Texas Business Organizations Code (the "BOC") and the Texas Revised Limited Partnership Act, and caused to be filed with the Secretary of State of the State of Texas (the "Secretary of State") Articles of Conversion and a Certificate of Formation to accomplish and effect the Conversion;

        WHEREAS, immediately following the Conversion, the Former Members merged with and into the Company and, pursuant to the plan of merger, the Company became a wholly-owned subsidiary of the Sole Member; and

        WHEREAS, the Sole Member desires pursuant to the BOC to approve and adopt this Agreement to define its rights and obligations with respect to the Company's governance and financial and other affairs and to provide regulations and procedures for the conduct of the Company's activities.

        NOW, THEREFORE, for the purposes set forth above and intending to be legally bound, the Sole Member does hereby approve, consent to, and adopt this Agreement in accordance with the provisions of the BOC and does otherwise hereby agree in respect of the Company and its interests herein as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Scope.    For purposes of this Agreement, unless otherwise defined, capitalized terms have the meanings specified in this Article.

        Section 1.2    Defined Terms.

          (a)   "Common Units" means the single class of interests in the Company as provided in Section 4.3 hereof.

          (b)   "Effective Date" with respect to this Agreement means September 2, 2009, which is the date on which the Articles of Conversion and the Certificate of Formation were filed with the Secretary of State.

          (c)   "Manager" means a Person, whether or not a Member, who is appointed to the Board of the Company pursuant to the provisions of Article 5 hereof.

          (d)   "Member" means the Sole Member and any Person who subsequently is admitted as an additional or substitute Member after the Effective Date pursuant to the BOC and this Agreement.

          (e)   "Person" means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, nominee, or any other individual or entity in its own or any representative capacity.

ARTICLE II

FORMATION

        The Company has been formed as a limited liability company pursuant to the BOC. A Certificate of Formation described in Section 3.005 of the BOC (the "Certificate of Formation") has been filed by a Person authorized to sign and file the Certificate of Formation with the Secretary of State in conformity with the BOC. The name of the Company is "HUNTSMAN INTERNATIONAL FUELS LLC" or such other name or names as may be selected by the Members from time to time.

ARTICLE III

TERM

        The existence of the Company shall commence on the date of the filing of the Certificate of Formation with the Secretary of State in accordance with the BOC, and the Company shall have perpetual life.

ARTICLE IV

MEMBERS

        Section 4.1    Members.    The Sole Member holds 100% of the outstanding membership interests of the Company. The Sole Member's principal address is 500 Huntsman Way, Salt Lake City, Utah 84108.

        Section 4.2    Admission of New Members.    No Person shall be admitted as a Member of the Company without the approval of each of the existing Members.

        Section 4.3    Common Units.    The capital structure of the Company shall consist of one class of common interests (the "Common Units"). The Company shall have authority to issue one thousand (1,000) Common Units. Each Common Unit shall have one vote and shall otherwise be identical with each other Common Unit in every respect.

        Section 4.4    Actions by Members.    The Members may approve a matter or take any action at a meeting of Members or, without a meeting, by the written consent of Members holding more than fifty percent (50%) of the aggregate Common Units of all Members (or such higher threshold as may be required by this Agreement, the Certificate of Formation or the BOC).

        Section 4.5    Certificates of Membership.    The Common Units shall be evidenced by one or more certificates (in substantially the form attached hereto as Exhibit A, "Certificates"). Each Certificate shall be executed by the Chief Executive Officer or any Vice President and the Secretary or any Assistant Secretary of the Company (or other Persons designated by the Board).

        Section 4.6    Interest as a Security.    A Common Unit evidenced by a Certificate shall constitute a security for all purposes of Article 8 of the Uniform Commercial Code promulgated by the National Conference of Commissioners on Uniform State Laws, as in effect in Texas or any other applicable jurisdiction. Texas law shall constitute the local law of the Company's jurisdiction in its capacity as the issuer of Common Units.

ARTICLE V

MANAGEMENT

        Section 5.1    Board of Managers.    The business and affairs of the Company shall be managed by a Board of Managers (the "Board"), which shall be responsible for policy setting and approval of the overall direction of the Company. The Board shall initially consist of two individuals (the "Managers"). The names of the initial Managers are Anthony P. Hankins and Steve Hostetter. A Manager may be removed at any time from such position by the Members. Upon such removal or resignation of a Manager, a new Manager may be designated and appointed by the Members.

        All decisions affecting or to be made by, and all actions to be taken and obligations to be incurred on behalf of, the Company shall be made, taken or incurred by the Board or any other Person designated by the Board. Any decision or act of the Board within the scope of its power and authority granted hereunder shall control and shall bind the Company.

        Section 5.2    Quorum.    At all meetings of the Board (in person or via a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other), a majority of the entire Board shall constitute a quorum for the transaction of business, and the act of a majority of the Managers present at any meeting at which there is a quorum shall be an act of the Board.

        Section 5.3    Actions by Written Consent.    Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if a majority of the Managers consents thereto in writing, and the writings are filed with the records of the Company.

        Section 5.4    Reliance by Third Parties.    Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board herein set forth.

        Section 5.5    Limitation on Duties and Liabilities.    To the fullest extent permitted under the BOC, (a) no duty (including fiduciary duty), whether at law or in equity, that any Manager or Member has to the Company or any other Manager or Member shall require such Manager or Member to take any action that is not authorized as contemplated by this Agreement, and (b) no Manager or Member shall (i) be deemed to breach any duty (including any fiduciary duty), whether at law or in equity, that it has to the Company or any other Manager or Member or (ii) have any liability to the Company or any other Manager or Member with respect to any act or omission, in each case, if and to the extent that such Manager or Member acts in accordance with any instruction or direction of the Board of Managers of the Company or this Agreement. The foregoing is not intended to expand in any manner the duties (including any fiduciary duties), whether at law or in equity, of any Manager or Member.

ARTICLE VI

OFFICERS

        The Managers may designate one or more persons to be officers of the Company. Officers are not "managers," as that term is used in the BOC. Any officers who are so designated shall have such titles and authority and perform such duties as the Managers may delegate to them. Any officer may be removed as such, either with or without cause, by the Managers. Designation of an officer shall not of itself create contract rights.

ARTICLE VII

DISTRIBUTIONS AND CAPITAL CONTRIBUTIONS

        Section 7.1    The Company may, from time to time, make distributions to one or more of the Members of the Company and without obligation to make a similar distribution to all other Members,

provided that such a distribution is permitted by all lending agreements to which the Company is then a party. In the event that a distribution is made to one or more but less than all of the Members of the Company, the capital accounts of such Member or Members receiving such a distribution shall be reduced by an amount equal to the distribution.

        Section 7.2    Any Member of the Company may, subject to the approval of the Company, make a capital contribution to the Company. The making of such a capital contribution shall not obligate any other Member of the Company to make an equal or ratable capital contribution. In the event that a Member makes a capital contribution to the Company, such Member's capital account shall be increased by the amount of such capital contribution.

ARTICLE VIII

INDEMNIFICATION

        Section 8.1    Certain Terms.    For purposes of this Article VIII, "Parent Company" shall mean and refer to the Company's ultimate parent company with common stock listed on the New York Stock Exchange or traded through The NASDAQ Stock Market. For purposes of this Article VIII, Managers shall, for all purposes, be treated in the same manner as Directors of the Parent Company in the event that the Parent Company is a corporation.

        Section 8.2    Indemnification.    Subject in all respects to any requirements or limitations contained in the BOC, the Company shall indemnify and hold harmless its Managers, officers and, if applicable, employees and other agents to the same extent, in the same manner and subject to the same rights, terms, conditions and procedures (including, without limitation, with respect to the advancement of expenses) as such categories of persons would be indemnified and held harmless by the Parent Company pursuant to the Bylaws, Certificate of Incorporation or other relevant charter documents of the Parent Company (the "Parent Company Charter Documents"); provided, that if at any time the Company does not have a Parent Company with common stock listed on the New York Stock Exchange or traded through The NASDAQ Stock Market, the Company shall during such time provide indemnification and advancement of expenses to its Managers, officers, employees and other agents to the maximum extent permitted by the BOC.

        Section 8.3    Severability.    If any provision or provisions of this Article VIII or any provision referenced from the Parent Company Charter Documents shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions (including, without limitation, each portion of any paragraph containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions (including, without limitation, each such portion of a paragraph containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision or provisions held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

        Section 9.1    Amendments.    This Agreement may be amended by, and only by, a written instrument executed by each of the Members.

        Section 9.2    Governing Law and Severability.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflicts of law. In particular, this Agreement shall be construed to the maximum extent possible to comply with all terms and conditions of the BOC. If it shall be determined by a court of competent jurisdiction that any provisions or wording of this Agreement shall be invalid or unenforceable under the BOC or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable term or provision.

* * * * *

        IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement as of the date first above written.

HUNTSMAN INTERNATIONAL LLC
By:	/s/ Sean Douglas
Name:	Sean Douglas
Title:	Vice President and Treasurer

EXHIBIT A

CERTIFICATE FOR COMMON UNITS IN
 HUNTSMAN INTERNATIONAL FUELS LLC
A Texas Limited Liability Company

Certificate No.	No. of Common Units

Huntsman International Fuels LLC,
a Texas limited liability company (the "Company"), hereby certifies that

[NAME OF MEMBER]

(the "Holder") is the registered owner of                        Common Units in the Company ("Units"). The Holder, by accepting this Certificate, is deemed to have agreed to become a Member of the Company, if admitted as such in accordance with the terms of the Limited Liability Company Agreement of the Company dated as of September 2, 2009 (as amended from time to time, the "Agreement"), and to have agreed to comply with and be bound by the Agreement.

        No Unit(s) may be transferred unless and until this Certificate, or a written instrument of transfer satisfactory to the Company, is duly endorsed or executed for transfer by the Holder or the Holder's duly authorized attorney, and this Certificate (together with any separate written instrument of transfer) is delivered to the Company for registration of transfer.

        THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER PROVIDES EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY (WHICH, IN THE DISCRETION OF THE COMPANY, MAY INCLUDE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

ATTEST:	HUNTSMAN INTERNATIONAL FUELS LLC
Secretary or Assistant Secretary	By	Chief Executive Officer or Vice President
Dated:

A-1

ASSIGNMENT OF INTEREST

        FOR VALUE RECEIVED, the undersigned (the "Assignor"), hereby assigns, conveys, sells and transfers unto:

Please print or typewrite Name and Address of Assignee
Please insert Social Security or other Taxpayer ID Number of Assignee

Units evidenced by this Certificate. Assignor irrevocably constitutes and appoints the Company as its attorney-in-fact with full power of substitution to transfer the Units represented by this Certificate, or any lesser designated number of Units as referenced herein, on the books of the Company.
Date:	Signature

A-2

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  Exhibit 3.25
LIMITED LIABILITY COMPANY AGREEMENT OF HUNTSMAN INTERNATIONAL FUELS LLC (A TEXAS LIMITED LIABILITY COMPANY)
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II FORMATION
ARTICLE III TERM
ARTICLE IV MEMBERS
ARTICLE V MANAGEMENT
ARTICLE VI OFFICERS
ARTICLE VII DISTRIBUTIONS AND CAPITAL CONTRIBUTIONS
ARTICLE VIII INDEMNIFICATION
ARTICLE IX MISCELLANEOUS